The information in this preliminary prospectus supplement is not complete and may be changed. This preliminary prospectus supplement and the accompanying prospectus are not an offer to sell these securities and we are not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

Subject to Completion

Filed Pursuant to Rule 424(b)(2)

Registration No. 333-146260-07

Preliminary Prospectus Supplement dated February 25, 2008

PROSPECTUS SUPPLEMENT

(To Prospectus dated December 12, 2007)

$

PECO Energy Company

First and Refunding Mortgage Bonds,       % Series due 2018

The bonds will bear interest at the annual rate of       % per year. We will pay interest on the bonds on March 1 and September 1 of each year, beginning on September 1, 2008. The bonds will mature on March 1, 2018. We may redeem some or all of the bonds at any time at the redemption prices described in this prospectus supplement.

The bonds will be secured equally with all other bonds outstanding or hereafter issued under our First and Refunding Mortgage. There is no sinking fund for the bonds.

Please see “Risk Factors” on page S-4 of this prospectus supplement for a discussion of factors you should consider in connection with a purchase of the bonds.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the bonds or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

	Per Bond		Total
Public Offering Price (1)%			$
Underwriting Discount		%	$
Proceeds, before expenses, to PECO Energy Company		%	$

(1)	Plus accrued interest from March , 2008, if settlement occurs after that date.

The underwriters expect to deliver the bonds in book-entry form only through The Depository Trust Company on or about March       , 2008.

Joint Book-Running Managers

Goldman, Sachs & Co.	Lehman Brothers	BNY Capital Markets, Inc.

Mizuho Securities USA Inc.

RBS Greenwich Capital

The Williams Capital Group, L.P.

Toussaint Capital Partners, LLC

February       , 2008

You should rely only on the information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus. We have not, and the underwriters have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. We are not, and the underwriters are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information appearing in this prospectus supplement and the accompanying prospectus, as well as information we previously filed with the Securities and Exchange Commission and incorporated by reference, is accurate as of the date on the front cover of this prospectus supplement only. Our business, financial condition, results of operations and prospects may have changed since that date.

Prospectus Supplement

Prospectus

ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement and the accompanying prospectus contain information about our company and about the bonds. They also refer to information contained in other documents that we file with the Securities and Exchange Commission (SEC). If this prospectus supplement is inconsistent with the accompanying prospectus or the documents that are incorporated by reference in this prospectus supplement and the accompanying prospectus, rely on this prospectus supplement.

Unless the context otherwise indicates, when we refer to “PECO,” “the Company,” “we,” “our” or “us” in this prospectus supplement, we mean PECO Energy Company together with our subsidiaries.

FORWARD-LOOKING STATEMENTS

Except for the historical information contained in this prospectus supplement and in the accompanying prospectus, several of the matters discussed in this prospectus supplement and the accompanying prospectus are forward-looking statements that are subject to risks and uncertainties. Words such as “believes,” “anticipates,” “expects,” “intends,” “plans,” “predicts” and “estimates” and similar expressions are intended to identify forward-looking statements but are not the only means to identify those statements. See “Forward-Looking Statements” in the accompanying prospectus for more information.

You are cautioned not to place undue reliance on these forward-looking statements, which apply only as of the date of this prospectus supplement. We expressly disclaim any obligation or undertaking to publicly release any revision to our forward-looking statements to reflect events or circumstances after the date of this prospectus supplement.

PECO ENERGY COMPANY

We are a subsidiary of Exelon Corporation (Exelon), and are engaged principally in the purchase and regulated retail sale of electricity and the provision of distribution and transmission services to residential, commercial and industrial customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of distribution services to residential, commercial and industrial customers in the Pennsylvania counties surrounding the City of Philadelphia. Our combined electric and natural gas retail service territory has an area of approximately 2,100 square miles and an estimated population of 3.8 million. We provide electric delivery service in an area of approximately 2,000 square miles, with a population of approximately 3.7 million, including 1.5 million in the City of Philadelphia. Natural gas service is supplied in an area of approximately 1,900 square miles in southeastern Pennsylvania adjacent to the City of Philadelphia, with a population of approximately 2.3 million. We deliver electricity to approximately 1.6 million customers and natural gas to approximately 480,000 customers.

We are subject to extensive regulation by the Pennsylvania Public Utility Commission (PAPUC) as to electric and gas rates and service, the issuances of certain securities and certain other aspects of our operations. We are also subject to regulation by the Federal Energy Regulatory Commission as to transmission rates and certain other aspects of our business.

Our principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699, and our telephone number is (215) 841-4000.

SUMMARY FINANCIAL INFORMATION

We have provided the following summary financial information for your reference. We have derived the summary information presented here from the financial statements we have incorporated by reference into this prospectus supplement and the accompanying prospectus. You should read it together with our historical consolidated financial statements and the related notes incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	Year Ended December 31,
	2007	2006	2005
	($ in millions)
Income Statement Data
Operating revenues	$5,613	$5,168	$4,910
Operating income	947	866	1,049
Net income on common stock	503	437	513
Cash Flow Data
Cash interest paid, net of amount capitalized (a) (b) .	$194	$261	$281
Capital expenditures (c)	339	345	298
Net cash flows provided by operating activities (d)	980	1,017	704
Net cash flows used in investing activities	(337)	(332)	(241)
Net cash flows used in financing activities	(638)	(693)	(500)

	Year Ended December 31,
	2007	2006	2005
	($ in millions)
Balance Sheet Data
Property, plant and equipment, net	$4,842	$4,651	$4,471
Regulatory assets	3,273	3,896	4,454
Total assets	9,810	9,773	10,086
Long-term debt (a)	1,626	1,469	1,183
Long-term debt to affiliates (a) (e)	1,690	2,315	2,960
Total liabilities	7,700	7,964	8,382
Preferred stock	87	87	87
Common shareholders equity	2,023	1,722	1,617

(a)	Amounts owed to PECO Energy Capital Trust IV, PECO Energy Capital Trust III and PECO Energy Transition Trust (PETT) are recorded as debt to financing trusts within PECO’s consolidated balance sheet.
(b)	Includes cash interest paid of $139 million, $180 million and $212 million in connection with long-term debt to PETT for the years ended December 31, 2007, 2006 and 2005, respectively.
(c)	These amounts include investment in plant and plant removals, net.
(d)	We contributed $32 million, $33 million and $189 million in 2007, 2006 and 2005 to Exelon-sponsored pension and post-retirement benefits plans in which we participate. Of our 2005 contributions, $109 million was funded by a capital contribution from Exelon.
(e)	Excludes current maturities of $227 million, $273 million and $199 million as of December 31, 2007, 2006 and 2005, respectively.

RATIO OF EARNINGS TO FIXED CHARGES

The following table provides our consolidated ratio of earnings to fixed charges:

	Years Ended December 31,
	2007	2006	2005	2004	2003
Ratio of earnings to fixed charges	3.88	3.32	3.78	3.38	3.20

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the estimated interest portion of all rental expense.

RISK FACTORS

Your investment in the bonds will involve certain risks. Before investing in the bonds, you should carefully consider the following discussion as well as the other information included or incorporated by reference in this prospectus supplement and the accompanying prospectus, including the information under “Risk Factors” on page 5 of the accompanying prospectus, which has been updated by ITEM 1A, Risk Factors, of our annual report on Form 10-K for the year ended December 31, 2007.

There is no public market for the bonds.

We can give no assurances concerning the liquidity of any market that may develop for the bonds offered hereby, the ability of any investor to sell any of the bonds, or the price at which investors would be able to sell them. If a market for the bonds does not develop, investors may be unable to resell the bonds for an extended period of time, if at all. If a market for the bond does develop, it may not continue or it may not be sufficiently liquid to allow holders to resell any of the bonds. Consequently, investors may not be able to liquidate their investment readily, and lenders may not readily accept the bonds as collateral for loans.

USE OF PROCEEDS

We intend to use the net proceeds from the sale of the bonds, after deducting underwriting compensation and estimated fees and expenses, to refinance commercial paper having an approximate weighted average interest rate of 4.26% per annum as of February 22, 2008, and for other general corporate purposes.

CAPITALIZATION

The following table sets forth our consolidated capitalization and short-term debt as of December 31, 2007, and as adjusted to give effect to the issuance and sale of the bonds and the use of the net proceeds from this offering as set forth under “Use of Proceeds” above. This table should be read in conjunction with our consolidated financial statements and related notes for the year ended December 31, 2007, incorporated by reference in this prospectus supplement and the accompanying prospectus. See “Where You Can Find More Information” in this prospectus supplement.

	December 31, 2007
	Actual	As Adjusted
	($ in millions)
Commercial paper(a)	$246	$
Borrowings from Exelon intercompany money pool	—
Long-term debt: (b)
First mortgage bonds	1,626
Long-term debt to PETT	1,733
Long-term debt to other financing trusts	184
Other long-term debt	—
Total shareholders’ equity	2,110

Total capitalization, including short-term borrowings and current maturities	$5,899	$

(a)	The Company expects commercial paper borrowings to range between approximately $80 million and $150 million as of March 3, 2008.
(b)	Includes unamortized debt discounts. Includes current maturities of long-term debt of $227 million due to PETT.

DESCRIPTION OF THE BONDS AND FIRST AND REFUNDING MORTGAGE

The following description of the particular terms of the offered bonds is qualified in its entirety by the more detailed information appearing elsewhere in this prospectus supplement and the accompanying prospectus. References in this description to the bonds and our First and Refunding Mortgage (Mortgage) to “we,” “our,” “us” or the “Company” are to PECO Energy Company and not its subsidiaries.

Securities Offered

The bonds will be issued under our Mortgage as proposed to be further supplemented by a supplemental mortgage indenture relating to the bonds. The bonds will initially be limited in aggregate principal amount to $            . We may issue additional bonds under our Mortgage with the same priority as the bonds offered by this prospectus supplement, including bonds having the same series designation and terms (except for the public offering price and the issue date) as the bonds offered by this prospectus supplement, without the approval of the holders of the outstanding bonds issued under our Mortgage, including the bonds offered by this prospectus supplement. The bonds will be secured equally with all other bonds outstanding or hereafter issued under our Mortgage. The bonds will be issued in book-entry form only in denominations of $1,000 and authorized multiples thereof.

Principal, Maturity and Interest

Interest on the bonds will be payable on March 1 and September 1 of each year, beginning on September 1, 2008, until the principal is paid or made available for payment. Interest on the bonds will accrue from the most recent date to which interest has been paid. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. The bonds will mature on March 1, 2018.

The Company may fix a date, not more than fourteen calendar days prior to any interest payment date for the bonds, as a record date for determining the registered holders of the bonds entitled to interest payments. Only the registered holder on such record date will be entitled to receive an payment, notwithstanding any transfer of the bond subsequent to such record date.

Redemption at our Option

We may, at our option, redeem the bonds in whole or in part at any time at a redemption price equal to the greater of:

•	100% of the principal amount of the bonds to be redeemed, plus accrued interest to the redemption date, or

•

as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal and interest on the bonds to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semi-annual basis at the Adjusted Treasury Rate plus basis points, plus accrued interest to the redemption date.

The redemption price will be calculated assuming a 360-day year consisting of twelve 30-day months.

We will mail notice of any redemption at least 30 days, but not more than 45 days before the redemption date to each registered holder of the bonds to be redeemed.

Unless we default in payment of the redemption price, on and after the redemption date, interest will cease to accrue on the bonds or portions of the bonds called for redemption.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per year equal to the semi-annual equivalent yield to maturity of the Comparable Treasury Issue, assuming a price for the Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the Comparable Treasury Price for the redemption date.

“Business Day” means any day that is not a day on which banking institutions in New York City are authorized or required by law or regulation to close.

“Comparable Treasury Issue” means the United States Treasury security selected by the Quotation Agent as having a maturity comparable to the remaining term of the bonds that would be used, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate debt securities of comparable maturity to the remaining term of the bonds.

“Comparable Treasury Price” means, with respect to any redemption date:

•	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of the Reference Treasury Dealer Quotations; or

•	if the trustee obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Quotation Agent” means the Reference Treasury Dealer appointed by us.

“Reference Treasury Dealer” means (1) each of Goldman, Sachs & Co., Lehman Brothers Inc. and BNY Capital Markets, Inc. and their respective successors, unless any of them ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer, and (2) any other Primary Treasury Dealer selected by us.

“Reference Treasury Dealer Quotations” means, with respect to each Reference Treasury Dealer and any redemption date, the average, as determined by the trustee, of the bid and asked prices for the Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the trustee by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

Form

The bonds will be registered in the name of Cede & Co., as registered owner and as nominee for The Depository Trust Company, New York, New York (DTC). Beneficial interests in the bonds will be shown on, and transfers will be effected only through, records maintained by DTC (with respect to participants’ interests) and its participants. Except as described in this prospectus supplement or the accompanying prospectus, the bonds will not be issued in certificated form. The bonds will trade in DTC’s Same-Day Funds Settlement System until maturity, and secondary market trading activity for the bonds will therefore settle in immediately available funds.

Security

The bonds will be secured equally with all other mortgage bonds outstanding or hereafter issued under our Mortgage by the lien of our Mortgage, subject to (1) minor exceptions and certain excepted encumbrances that are defined in the mortgage and (2) the mortgage trustee’s prior lien for compensation and expenses, constitutes a first lien on substantially all of our properties. Our Mortgage does not constitute a lien on any property owned by our subsidiaries or affiliates. Our properties consist principally of electric transmission and distribution lines and substations, gas distribution facilities and general office and service buildings.

We may not issue securities which will rank ahead of the mortgage bonds as to security. We may acquire property subject to prior liens. If such property is made the basis for the issuance of additional bonds after we acquire it, all additional bonds issued under the prior lien must be pledged with the mortgage trustee as additional security under our Mortgage.

Authentication and Delivery of Additional Bonds

Our Mortgage permits the issuance from time to time of additional mortgage bonds, without limit as to aggregate amount. Additional mortgage bonds may be in principal amount equal to:

(1)	the principal amount of underlying bonds secured by a prior lien upon property acquired by us after March 1, 1937 and deposited with the mortgage trustee under the Mortgage;

(2)	the principal amount of any such underlying bonds redeemed or retired, or for the payment, redemption or retirement of which funds have been deposited in trust;

(3)	the principal amount of bonds previously authenticated under the Mortgage on or after March 1, 1937, which have been delivered to the mortgage trustee;

(4)	the principal amount of bonds previously issued under the Mortgage on or after March 1, 1937, which are being refunded or redeemed, if funds for the refunding or redemption have been deposited with the mortgage trustee;

(5)	an amount not exceeding 60% of the actual cost or the fair value, whichever is less, of the net amount of permanent additions to the property subject to the lien of the mortgage, made or acquired after November 30, 1941, and of additional plants or property acquired by us after November 30, 1941, and to be used in connection with its electric or gas business as part of one connected system and located in Pennsylvania or within 150 miles of Philadelphia; and

(6)	the amount of cash deposited with the mortgage trustee, which cash shall not at any time exceed $3,000,000 or 10% of the aggregate principal amount of bonds then outstanding under the mortgage, whichever is greater, and which cash may subsequently be withdrawn to the extent of 60% of capital expenditures, as described in clause (5) above.

No additional bonds may be issued under our Mortgage as outlined in clauses (5) and (6) and, in certain cases, clause (3) above, unless the net earnings test of the Mortgage is satisfied. The net earnings test of the mortgage, which relates only to the issuance of additional mortgage bonds, requires for 12 consecutive calendar months, within the 15 calendar months immediately preceding the application for such bonds, that our net earnings, after deductions for amounts set aside for renewal and replacement or depreciations reserves and before provision for income taxes, must have been equal to at least twice the annual interest charges on all bonds outstanding under the Mortgage (including those then applied for) and any other bonds secured by a lien on our property.

Release and Substitution of Property

While no event of default exists, we may obtain the release of the lien of the Mortgage on mortgaged property which is sold or exchanged if (1) we deposit or pledge cash or purchase money obligations with the mortgage trustee, or (2) in certain instances, if we substitute other property of equivalent value. The Mortgage also contains certain requirements relating to our withdrawal or application of proceeds of released property and other funds held by the mortgage trustee.

Corporate Existence

We may consolidate or merge with or into or convey, transfer or lease all, or substantially all, of the Mortgage property to any corporation lawfully entitled to acquire or lease and operate the property, provided that: such consolidation, merger, conveyance, transfer or lease in no respect impairs the lien of the Mortgage or any rights or powers of the mortgage trustee or the holders of the outstanding mortgage bonds; and such successor corporation executes and causes to be recorded an indenture which assumes all of the terms, covenants and conditions of the Mortgage and any indenture supplement thereto.

The Mortgage does not contain any covenant or other provision that specifically is intended to afford holders of our mortgage bonds special protection in the event of a highly leveraged transaction. The issuance of long-term debt securities requires the approval of the PAPUC.

Defaults

Events of default are defined in the Mortgage as (1) default for 60 days in the payment of interest on mortgage bonds or sinking funds deposits under the Mortgage, (2) default in the payment of principal of bonds under the mortgage at maturity or upon redemption, (3) default in the performance of any other covenant in the Mortgage continuing for a period of 60 days after written notice from the trustee, and (4) certain events of bankruptcy or insolvency of our company.

Upon the authentication and delivery of additional mortgage bonds or the release of cash or property, we are required to file documents and reports with the mortgage trustee with respect to the absence of default.

Rights of Bondholders upon Default

Upon the occurrence of an event of default, the holders of a majority in principal amount of all the outstanding mortgage bonds may require the mortgage trustee to accelerate the maturity of the mortgage bonds and to enforce the lien of the Mortgage. Prior to any sale under the Mortgage, and upon the remedying of all defaults, any such acceleration of the maturity of the mortgage bonds may be annulled by the holders of at least a majority in principal amount of all the outstanding mortgage bonds. The Mortgage permits the mortgage trustee to require indemnity before proceeding to enforce the lien of the Mortgage.

Amendments

We and the mortgage trustee may amend the Mortgage without the consent of the holders of the mortgage bonds: (1) to subject additional property to the lien to the Mortgage; (2) to define the covenants and provisions permitted under or not inconsistent with the Mortgage; (3) to add to the limitations of the authorized amounts, date of maturity, method, conditions and purposes of issue of any bonds issued under the Mortgage; (4) to evidence the succession of another corporation to us and the assumption by a successor corporation of our covenants and obligations under the Mortgage; (5) to make such provision in regard to matters or questions arising under the mortgage as may be necessary or desirable and not inconsistent with the Mortgage.

We and the mortgage trustee may amend the Mortgage or modify the rights of the holders of the mortgage bonds with the written consent of at least 66 2/3% of the principal amount of the mortgage bonds then outstanding; provided, that no such amendment shall, without the written consent of the holder of each outstanding mortgage bond affected thereby: (1) change the date of maturity of the principal of, or any installment hereof on, any mortgage bond, or reduce the principal amount of any mortgage bond or the interest thereon or any premium payable on the redemption thereof, or change any place of payment where, or currency in which, any mortgage bond or interest thereon is payable, or impair the right to institute suit for the enforcement of any such payment on or after the date of maturity thereof; or (2) reduce the percentage in principal amount of the outstanding mortgage bonds, the consent of whose holders is required for any amendment, waiver of compliance with the provisions of the mortgage or certain defaults and their consequences; or (3) modify any of the amendment provisions or Section 22 of Article VIII (relating to waiver of default), except to increase any such percentage or to provide that certain other provisions of the Mortgage cannot be modified or waived without the consent of the holder of each mortgage bond affected thereby.

Governing Law

The Mortgage is governed by the laws of the Commonwealth of Pennsylvania.

Mortgage Trustee

U.S. Bank National Association, the trustee under the Mortgage, is the registrar and disbursing agent for our mortgage bonds. U.S. Bank National Association is also our depository, from time to time makes loans to us and is trustee for three series of senior unsecured notes of our affiliate, Exelon Generation Company, LLC.

CERTAIN UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

General

The following is a summary of certain federal income tax consequences material to the purchase, ownership and disposition of the bonds. This summary is based upon current provisions of the Internal Revenue Code (Code), proposed, temporary and final Treasury regulations thereunder, and published rulings and court decisions currently in effect. The current tax laws and the current regulations, administrative rulings and court decisions may be changed, possibly retroactively, and may be subject to differing interpretation. The statements set forth in the following discussion, to the extent they constitute matters of United States federal income tax law or legal conclusions with respect thereto, represent the opinion of Ballard Spahr Andrews & Ingersoll, LLP.

The following summary does not furnish information in the level of detail or with the attention to an investor’s specific tax circumstances that would be provided by an investor’s own tax advisor. For example, it does not discuss the tax consequences of the purchase, ownership and disposition of the bonds by investors that are subject to special treatment under the federal income tax laws, including banks and thrifts, insurance companies, regulated investment companies, dealers in securities, holders that will hold the bonds as a position in a “straddle” or as a part of a “synthetic security” or “conversion transaction” or other integrated investment comprised of the bonds and one or more other investments, trusts and estates, and pass-through entities, the equity holders of which are any of these specified investors. In addition, the discussion regarding the bonds is limited to the federal income tax consequences of the initial investors (and not a purchaser in the secondary market) that have purchased bonds and hold those bonds as capital assets within the meaning of Section 1221 of the Code. This discussion does not address the tax consequences for a beneficial owner of a bond who or which is not a United States person for United States federal income tax purposes. Finally, the following summary assumes, as is expected, that the bonds will be issued without original issue discount.

Interest

Interest on a bond will be taxed to a beneficial owner of a bond as ordinary interest income at the time it accrues or is received, in accordance with the beneficial owner’s regular method of accounting for federal income tax purposes.

Disposition of a Bond

Upon the sale, exchange, redemption or other disposition of a bond, a beneficial owner of a bond generally will recognize taxable gain or loss equal to the difference, if any, between the amount realized on the sale, exchange, redemption or other disposition (not including any amount attributable to accrued but unpaid interest) and the beneficial owner’s adjusted tax basis in the bond. Any amount attributable to accrued but unpaid interest will be treated as a payment of interest and taxed in the manner described above under “–Interest.” In general, the beneficial owner’s adjusted tax basis in a bond will be equal to the initial purchase price of the bond paid by the beneficial owner, reduced by the amount of principal payments on the bond received before such date of sale, exchange, redemption or other disposition.

Gain or loss recognized on the sale, exchange, redemption or retirement of a bond generally will be capital gain or loss, and will be long-term capital gain or loss if at the time of sale, exchange, redemption or retirement the bond has been held by the investor for more than one year. For individuals, the excess of net long-term capital gains over net short-term capital losses generally is taxed at a lower rate than ordinary income. Capital losses are, with very limited exception, deductible only to the extent of capital gains recognized during the taxable year. Any excess capital losses may be carried over to and deducted in other taxable years subject to certain limitations.

Information Reporting and Backup Withholding

Information reporting requirements apply to interest and principal payments made to, and to the proceeds of sales or other dispositions before maturity by, certain noncorporate owners of bonds. Generally, we must report annually to the Internal Revenue Service (IRS), the amount of interest that we paid to an owner of a bond and the amount of tax that we withheld on that interest. In addition, backup withholding applies to a noncorporate owner if

•	the owner fails to furnish his or her taxpayer identification number, which for an individual would be his or her Social Security Number, to the payor in the manner required,

•	the owner furnishes an incorrect taxpayer identification number and the payor is so notified by the IRS,

•	the payor is notified by the IRS that the owner has failed to properly report payments of interest and dividends, or

•

in certain circumstances, the owner fails to certify, under penalties of perjury, that he or she has furnished a correct taxpayer identification number and has not been notified by the IRS that he or she is subject to backup withholding for failure to properly report interest and dividend payments.

The current rate of backup withholding is 28% of the amount paid prior to December 31, 2008. Any amounts withheld under backup withholding rules will be allowed as a refund or credit against an owner’s federal income tax liability, provided the required information is timely furnished to the IRS.

The United States federal income tax discussion set forth above is included for general information only and may not be applicable depending upon an owner’s particular situation. Prospective purchasers of the bonds should consult their own tax advisors with respect to the tax consequences to them of the ownership and disposition of bonds, including the tax consequences under state, local, foreign and other tax laws and the possible effects of changes in United States or other tax laws.

UNDERWRITING

We intend to offer the bonds through the underwriters. Goldman, Sachs & Co., Lehman Brothers Inc. and BNY Capital Markets, Inc. are acting as representatives of the underwriters named below. Subject to the terms and conditions contained in an underwriting agreement between us and the underwriters, we have agreed to sell to the underwriters and the underwriters have severally agreed to purchase from us, the principal amount of the bonds listed opposite their names below.

Underwriter	Principal Amount
Goldman, Sachs & Co.	$
Lehman Brothers Inc.
BNY Capital Markets, Inc.
Mizuho Securities USA Inc.
Greenwich Capital Markets, Inc.
The Williams Capital Group, L.P.
Toussaint Capital Partners, LLC

Total	$

The underwriters have agreed to purchase all of the bonds sold pursuant to the underwriting agreement if any of the bonds are purchased. If an underwriter defaults, the underwriting agreement provides that the purchase commitments of the non-defaulting underwriters may be increased or the underwriting agreement may be terminated.

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (Securities Act), or to contribute to payments the underwriters may be required to make in respect of those liabilities.

The underwriters are offering the bonds, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the bonds, and other conditions contained in the underwriting agreement, such as the receipt by the underwriters of officer’s certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

It is expected that delivery of the bonds will be made on or about the date specified on the cover page of this prospectus supplement, which will be the fifth business day following the date of this prospectus supplement (T + 5). Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in three business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade bonds on the date of this prospectus supplement or the next succeeding business day will be required, by virtue of the fact that the bonds initially will settle in T + 5, to specify an alternate settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Commissions and Discounts

The underwriters have advised us that they propose initially to offer the bonds to the public at the public offering price on the cover page of this prospectus supplement, and to dealers at that price less a concession not in excess of % of the principal amount of the bonds. The underwriters may allow, and the dealers may reallow, a discount not in excess of % of the principal amount of the bonds to other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

The expenses of the offering, not including the underwriting discount, are estimated to be $485,535 and are payable by us.

New Issue of Bonds

The bonds are a new issue of securities with no established trading market. We do not intend to apply for listing of the bonds on any national securities exchange or for quotation of the bonds on any automated dealer quotation system. We have been advised by the underwriters that they presently intend to make a market in the bonds after completion of the offering. However, they are under no obligation to do so and may discontinue any market-making activities at any time without any notice. We cannot assure the liquidity of the trading market for the bonds or that an active public market for the bonds will develop. If an active public trading market for the bonds does not develop, the market price and liquidity of the bonds may be adversely affected.

Price Stabilization and Short Positions

In connection with the offering, the underwriters are permitted to engage in transactions that stabilize the market price of the bonds. Such transactions consist of bids or purchases to peg, fix or maintain the price of the bonds. If the underwriters create a short position in the bonds in connection with the offering, i.e., if they sell more bonds than are on the cover page of this prospectus supplement, the underwriters may reduce that short position by purchasing bonds in the open market. Purchases of a security to stabilize the price or to reduce a short position could cause the price of the security to be higher than it might be in the absence of such purchases.

The underwriters may impose a penalty bid. This occurs when a particular underwriter repays to the underwriters a portion of the underwriting discount received by it because the representatives have repurchased bonds sold for the account of such underwriter in stabilizing or short covering transactions.

Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of the bonds. In addition, neither we nor any of the underwriters makes any representation that the underwriters will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

Other Relationships

Some of the underwriters and their affiliates have engaged in, and some or all of the underwriters may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us and our affiliates. They have received and may continue to receive customary fees and commissions for these transactions. Each of Goldman, Sachs & Co., Lehman Brothers Inc., BNY Capital Markets, Inc., Mizuho Securities USA Inc. and Greenwich Capital Markets, Inc. has banking affiliates who are lending parties in our revolving credit facilities.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the bonds for us, and certain legal matters will be passed on for the underwriters by Winston & Strawn LLP, Chicago, Illinois. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries, including us, from time to time.

EXPERTS

The financial statements incorporated in this prospectus supplement by reference to the annual report on Form 10-K of PECO Energy Company for the year ended December 31, 2007 have been so incorporated in reliance on the report of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

WHERE YOU CAN FIND MORE INFORMATION

In connection with this offering, we have filed with the SEC a registration statement under the Securities Act. As permitted by SEC rules, this prospectus supplement and the accompanying prospectus omit information included in the registration statement. For a more complete understanding of this offer, you should refer to the registration statement, including its exhibits.

We file annual, quarterly and current reports, information statements and other information with the SEC. You may read and copy any document that we file with the SEC at the Public Reference Room of the SEC at 100 F Street, N.E., Washington, D.C. 20549. Information on the operation of the Public Reference Room may be obtained by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available to the public over the Internet on the SEC’s web site at http://www.sec.gov. You can also inspect reports and other information we file at the offices of the New York Stock Exchange, Inc., 20 Broad Street, New York, New York 10005.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to previously filed documents. The information incorporated by reference is considered to be part of this prospectus supplement and the accompanying prospectus, and information that we file later with the SEC will automatically update and supersede this information. We incorporate by reference the following document we filed with the SEC (file number 000-16844):

PECO’s Annual Report on Form 10-K for the fiscal year ended December 31, 2007.

Any future filings that we make with the SEC under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 after the date of this prospectus supplement and until we or any underwriters sell all of the securities covered by this prospectus supplement shall be deemed to be incorporated by reference in this prospectus supplement from the date such documents are filed.

In addition to the resources maintained by the SEC, you may also obtain these filings at no cost by writing us at PECO Energy Company, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, Illinois 60680-5398; Attention: Director, Investor Relations or by calling us at (312) 394-2345.

Information about us is also available on Exelon’s web site at http://www.exeloncorp.com. This web site and the SEC’s web site above are intended to be inactive textual references only. Information on Exelon’s or the SEC’s web site (other than the documents incorporated by reference) is not a part of this prospectus supplement.

EXELON CORPORATION

Debt Securities

Common Stock

Stock Purchase Contracts

Stock Purchase Units

Preferred Stock

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

EXELON GENERATION COMPANY, LLC

Debt Securities

Preferred Securities

EXELON CAPITAL TRUST I

EXELON CAPITAL TRUST II

EXELON CAPITAL TRUST III

Trust Preferred Securities

(guaranteed by Exelon Corporation as described in this prospectus)

PECO ENERGY COMPANY

Preferred Stock

First and Refunding Mortgage Bonds

Subordinated Debt Securities

Guarantee of Trust Preferred Securities

PECO ENERGY CAPITAL TRUST V

PECO ENERGY CAPITAL TRUST VI

Trust Preferred Securities

(guaranteed by PECO Energy Company as described in this prospectus)

Exelon Corporation (Exelon) may use this prospectus to offer and sell from time to time:

❒	unsecured senior debt securities;

❒	common stock;

❒	stock purchase contracts;

❒	stock purchase units;

❒	preferred stock in one or more series;

❒	subordinated debt securities to be purchased by Exelon Capital Trust I, Exelon Capital Trust II and/or Exelon Capital Trust III; and

❒	guarantees of trust preferred securities sold by Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III.

Exelon Generation Company, LLC (Generation) may use this prospectus to offer and sell from time to time:

❒	unsecured senior debt securities; and

❒	preferred limited liability company interests in one or more series.

Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by Exelon Corporation.

PECO Energy Company (PECO) may use this prospectus to offer and sell from time to time:

❒	preferred stock in one or more series;

❒	one or more series of first and refunding mortgage bonds;

❒	subordinated debt securities to be purchased by PECO Energy Capital Trust V and/or PECO Energy Capital Trust VI; and

❒	guarantees of trust preferred securities sold by PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

PECO Energy Capital Trust V and PECO Energy Capital Trust VI may use this prospectus to offer and sell from time to time trust preferred securities that will be guaranteed by PECO Energy Company.

We sometimes refer to the securities listed above as the “Securities.”

We will provide the specific terms of the Securities in supplements to this prospectus prepared in connection with each offering. The Securities offered will contain other significant terms and conditions. Please read this prospectus and the applicable prospectus supplement carefully before you invest. This prospectus may not be used to consummate sales of the offered Securities unless accompanied by a prospectus supplement.

Exelon’s common shares are listed on the New York, Chicago and Philadelphia Stock Exchanges, under the symbol “EXC.”

Please see “ Risk Factors” beginning on page 5 for a discussion of factors you should consider in connection with a purchase of the Securities offered in this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is December 12, 2007.

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission (SEC) using a “shelf” registration process. Under this shelf registration process, we may, from time to time, sell combinations of the Securities described in this prospectus in one or more offerings. Each time we sell Securities, we will provide a prospectus supplement that will contain a description of the Securities we will offer and specific information about the terms of that offering. The prospectus supplement may also add, update or change information contained in this prospectus. If there is any inconsistency between the information in this prospectus and the prospectus supplement, you should rely on the prospectus supplement. You should read both this prospectus and any prospectus supplement together with additional information described under “Where You Can Find More Information.”

Information contained herein relating to each registrant is filed separately by such registrant on its own behalf. No registrant makes any representation as to information relating to any other registrant or Securities or guarantees issued by any other registrant, except that information relating to (i) Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III’s Securities is also attributed to Exelon and (ii) PECO Energy Capital Trust V and PECO Energy Capital Trust VI’s Securities is also attributed to PECO.

As used in this prospectus, the terms “we,” “our” and “us” generally refer to:

❒	Exelon with respect to Securities issued by Exelon.

❒	Generation with respect to Securities issued by Generation.

❒	PECO with respect to Securities issued by PECO.

All references to “the Exelon Trusts” mean Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III. All references to “the PECO Trusts” means PECO Energy Capital Trust V and PECO Energy Capital Trust VI.

We are not offering the Securities in any state where the offer is not permitted.

You should rely only on information contained in this prospectus or the documents to which we have referred you. We have not authorized anyone to provide you with information that is different. This prospectus and related prospectus supplement may be used only where it is legal to sell these securities. The information in this prospectus and any prospectus supplement may only be accurate on the date of this document. Our business, financial condition, results of operations and prospects may have changed since that date.

Please see “ Risk Factors” beginning on page 5 for a discussion of factors you should consider in connection with a purchase of the securities offered in this prospectus.

WHERE YOU CAN FIND MORE INFORMATION

We are reporting companies and file annual, quarterly and current reports, proxy statements and other information with the SEC. The public may read and copy any reports or other information that we file with the SEC at the SEC’s public reference room, 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. These documents are also available to the public from commercial document retrieval services and at the web site maintained by the SEC at http://www.sec.gov. Reports, proxy statements and other information concerning Exelon may also be inspected at the offices of the New York Stock Exchange, which is located at 20 Broad Street, New York, New York 10005. You may also obtain a copy of the registration statement at no cost by writing us at the following address:

Exelon Corporation

Attn: Investor Relations

10 South Dearborn Street — 52nd Floor

P.O. Box 805398

Chicago, IL 60680-5398

This prospectus is one part of a registration statement filed on Form S-3 with the SEC under the Securities Act of 1933, as amended, known as the Securities Act. This prospectus does not contain all of the information set forth in the registration statement and the exhibits and schedules to the registration statement. For further information concerning us and the securities, you should read the entire registration statement, including this prospectus and any related prospectus supplements, and the additional information described under the sub-heading “Documents Incorporated By Reference” below. The registration statement has been filed electronically and may be obtained in any manner listed above. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to the copy of such document filed as an exhibit to the registration statement or otherwise filed with the SEC. Each such statement is qualified in its entirety by such reference.

Information about us is also available on our web site at http://www.exeloncorp.com. This URL and the SEC’s URL above are intended to be inactive textual references only. Such information on our or the SEC’s web site is not a part of this prospectus.

DOCUMENTS INCORPORATED BY REFERENCE

The SEC allows us to “incorporate by reference” information that we file with the SEC, which means that we can disclose important information to you by referring you to the documents we file with the SEC. The information incorporated by reference is an important part of this prospectus, and information that we file later with the SEC will automatically update and supersede this information. This incorporation by reference does not include documents that are furnished but not filed with the SEC. We incorporate by reference the documents listed below and any future documents that we file with the SEC under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 (Exchange Act) but prior to the termination of any offering of securities made by this prospectus:

Exelon Corporation

❒	Our Annual Report on Form 10-K for the year ended December 31, 2006

❒	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007

❒	Our Current Reports on Form 8-K dated:

February 9, 2007 and filed on February 9, 2007;

March 1, 2007 and filed on March 2, 2007;

March 22, 2007 and filed on March 23, 2007;

April 4, 20007 and filed on April 5, 2007;

April 23, 2007 and filed on April 24, 2007;

May 8, 2007 and filed on May 14, 2007;

May 23, 2007 and filed on May 24, 2007;

May 23, 2007 and filed on May 25, 2007;

May 30, 2007 and filed on May 30, 2007;

May 30, 2007 and filed on June 1, 2007;

June 5, 2007 and filed on June 8, 2007;

July 19, 2007 and filed on July 25, 2007;

July 24, 2007 and filed on July 24, 2007;

July 24, 2007 and filed on July 25, 2007;

July 26, 2007 and filed on July 27, 2007;

August 28, 2007 and filed on September 4, 2007 (Item 8 only);

August 31, 2007 and filed on September 7, 2007;

September 4, 2007 and filed on September 10, 2007;

September 24, 2007 and filed on September 27, 2007;

October 5, 2007 and filed on October 9, 2007;

October 15, 2007 and filed on October 15, 2007;

October 17, 2007 and filed on October 17, 2007;

October 11, 2007 and filed on October 18, 2007 (Item 8 only);

October 29, 2007 and filed on November 2, 2007; and

December 11, 2007 and filed on December 11, 2007.

❒

the description of our common stock contained in the registration statement on Form 8-A filed under the Securities Exchange Act of 1934, as amended, including any amendment thereto or report filed for the purpose of updating such description.

Exelon Generation Company, LLC

❒	Our Annual Report on Form 10-K for the year ended December 31, 2006

❒	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007

❒	Our Current Reports on Form 8-K dated:

February 9, 2007 and filed on February 9, 2007;

April 4, 2007 and filed on April 5, 2007;

May 8, 2007 and filed on May 14, 2007;

May 23, 2007 and filed on May 24, 2007;

May 23, 2007 and filed on May 25, 2007;

May 30, 2007 and filed on May 30, 2007;

May 30, 2007 and filed on June 1, 2007;

July 19, 2007 and filed on July 25, 2007;

July 24, 2007 and filed on July 24, 2007;

July 24, 2007 and filed on July 25, 2007;

July 26, 2007 and filed on July 27, 2007;

August 28, 2007 and filed on September 4, 2007 (Item 8 only);

August 31, 2007 and filed on September 7, 2007;

September 24, 2007 and filed on September 27, 2007;

September 28, 2007 and filed on September 28, 2007;

October 15, 2007 and filed on October 15, 2007;

October 18, 2007 and filed on October 19, 2007; and

December 11, 2007 and filed on December 11, 2007.

PECO Energy Company

❒	Our Annual Report on Form 10-K for the year ended December 31, 2006

❒	Our Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2007, June 30, 2007 and September 30, 2007

❒	Our Current Reports on Form 8-K dated:

March 19, 2007 and filed on March 19, 2007;

March 14, 2007 and filed on March 20, 2007;

April 2, 2007 and filed on April 6, 2007;

July 19, 2007 and filed on July 25, 2007; and

August 31, 2007 and filed on September 7, 2007.

Upon written or oral request, we will provide without charge to each person, including any beneficial owner, to whom this prospectus is delivered, a copy of any or all of such documents which are incorporated herein by reference (other than exhibits to such documents unless such exhibits are specifically incorporated by reference into the documents that this prospectus incorporates). Written or oral requests for copies should be directed to Exelon Corporation, Attn: Investor Relations, 10 South Dearborn Street, 52nd Floor, P.O. Box 805398, Chicago, IL 60680-5398, 312-394-2345.

Any statement contained in this prospectus, or in a document all or a portion of which is incorporated by reference, shall be modified or superseded for purposes of this prospectus to the extent that a statement contained in this prospectus, any supplement or any document incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not, except as so modified or superseded, constitute a part of this prospectus.

All reports and other documents subsequently filed by us pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment, which indicates that all of a class of securities offered hereby have been sold or which deregisters all of a class of securities then remaining unsold, shall be deemed incorporated by reference herein and to be a part hereof from the date of filing of such documents.

We have not included or incorporated by reference any separate financial statements of the trusts. We do not consider the financial statements of the trusts to be material to holders of the trust preferred securities because each trust (1) is a special purpose entity that has no operating history or independent operations and (2) is not engaged in and does not propose to engage in any activity other than holding our subordinated debt securities and issuing the trust preferred securities. We do not expect the trusts to file periodic reports under Sections 13 and 15(d) of the Exchange Act.

RISK FACTORS

Investing in the Securities involves various risks. You are urged to read and consider the risk factors described in the Annual Reports on Form 10-K of Exelon, Generation and PECO, as applicable, for the year ended December 31, 2006, filed with the SEC on February 13, 2007, which have been updated under Part II, Item A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007 and incorporated by reference in this prospectus. Before making an investment decision, you should carefully consider these risks as well as other information we include or incorporate by reference in this prospectus. The risks and uncertainties we have described are not the only ones facing Exelon, Generation and PECO. The prospectus supplement applicable to each type or series of Securities we offer will contain a discussion of additional risks applicable to an investment in us and the particular type of Securities we are offering under that prospectus supplement.

EXELON CORPORATION

Exelon, a utility services holding company, operates through its principal subsidiaries — Generation, Commonwealth Edison Company (ComEd) and PECO.

Exelon was incorporated in Pennsylvania in February 1999. Exelon’s principal executive offices are located at 10 South Dearborn Street, Chicago, Illinois 60603, and its telephone number is 312-394-7700.

As discussed further below, Generation’s business consists of its owned and contracted electric generating facilities, wholesale energy marketing operations and competitive retail sales operations.

Exelon’s regulated energy delivery operations consist of ComEd and PECO.

ComEd is engaged principally in the purchase and regulated retail and wholesale sale of electricity and the provision of distribution and transmission services to a diverse base of residential, commercial, industrial and wholesale customers in northern Illinois. ComEd is subject to extensive regulation by the Illinois Commerce Commission (ICC) as to rates and service, the issuance of securities, and certain other aspects of ComEd’s operations. ComEd is also subject to regulation by the Federal Energy Regulatory Commission (FERC) as to transmission rates and certain other aspects of ComEd’s business.

ComEd’s retail service territory has an area of approximately 11,300 square miles and an estimated population of approximately eight million. The service territory includes the City of Chicago, an area of about 225 square miles with an estimated population of three million. ComEd has approximately 3.8 million customers.

As discussed further below, PECO is engaged principally in the purchase and regulated retail sale of electricity and the provision of transmission and distribution services to residential, commercial and industrial customers in southeastern Pennsylvania, including the City of Philadelphia, as well as the purchase and regulated retail sale of natural gas and the provision of distribution services to residential, commercial and industrial customers in the Pennsylvania counties surrounding the City of Philadelphia.

EXELON GENERATION COMPANY, LLC

Generation was formed in 2000 as a Pennsylvania limited liability company. Generation began operations as a result of a corporate restructuring effective January 1, 2001 in which Exelon separated its generation and other competitive businesses from its regulated energy delivery businesses at ComEd and PECO. Generation’s principal executive offices are located at 300 Exelon Way, Kennett Square, Pennsylvania 19348, and its telephone number is 610-765-5959.

Generation is one of the largest competitive electric generation companies in the United States, as measured by owned and controlled megawatts (MWs). Generation combines its large generation fleet with an experienced wholesale energy marketing operation and a competitive retail sales operation.

At December 31, 2006, Generation owned generation assets with an aggregate net capacity of 25,543 MWs, including 16,945 MWs of nuclear capacity. In addition, Generation controlled another 7,691 MWs of capacity through long-term contracts.

Generation’s wholesale marketing unit, Power Team, a major wholesale marketer of energy, draws upon Generation’s energy generation portfolio and logistical expertise to ensure delivery of energy to Generation’s wholesale customers under long-term and short-term contracts, including a power purchase agreement (PPA) with PECO and, beginning in 2007, ICC-approved standardized supplier forward contracts and other power purchase agreements with ComEd and Ameren Corporation. In addition, Power Team markets energy in the wholesale bilateral and spot markets.

Generation’s retail business provides retail electric and gas services as an unregulated retail energy supplier in Illinois, Michigan and Ohio. Generation’s retail business is dependent upon continued deregulation of retail electric and gas markets and its ability to obtain supplies of electricity and gas at competitive prices in the wholesale market. The low-margin nature of the business makes it important to service customers with higher volumes so as to manage costs.

The PPA between Generation and PECO expires at the end of 2010. Generation’s PPA with ComEd expired at the end of 2006. In September 2006, Generation participated in and won portions of the ComEd and Ameren auctions in Illinois for the procurement of electricity. As a result of the expiration of the PPA with ComEd and the results of the auctions, beginning in 2007, Generation sells more power through bilateral agreements with other new and existing counterparties.

PECO ENERGY COMPANY

PECO’s principal executive offices are located at 2301 Market Street, Philadelphia, PA 19101-8699, and its telephone number is (215) 841-4000.

PECO is subject to extensive regulation by the Pennsylvania Public Utility Commission (PAPUC) as to electric and gas rates and service, the issuances of certain securities and certain other aspects of PECO’s operations. PECO is also subject to regulation by FERC as to transmission rates and certain other aspects of PECO’s business.

PECO’s retail service territory has an area of approximately 2,100 square miles and an estimated population of approximately 3.8 million. PECO provides electric delivery service in an area of approximately 2,000 square miles, with a population of approximately 3.7 million, including 1.5 million in the City of Philadelphia. Natural gas service is supplied in an area of approximately 1,900 square miles in southeastern Pennsylvania adjacent to the City of Philadelphia, with a population of approximately 2.3 million. PECO delivers electricity to approximately 1.6 million customers and natural gas to approximately 480,000 customers.

PECO has the necessary authorizations to furnish regulated electric and gas service in the various municipalities or territories in which it now supplies such services. PECO’s authorizations consist of charter rights and certificates of public convenience issued by the PAPUC and/or “grandfathered rights.” These rights are generally unlimited as to time and are generally exclusive from competition from other electric and gas utilities. In a few defined municipalities, PECO’s gas service territory authorizations overlap with that of another gas utility but PECO does not consider those situations as posing a material competitive or financial threat.

EXELON CAPITAL TRUST I, EXELON CAPITAL TRUST II AND

EXELON CAPITAL TRUST III

Each of Exelon Capital Trust I, Exelon Capital Trust II and Exelon Capital Trust III is a Delaware statutory trust that was formed on August 25, 2003. Each of the Exelon Trust’s businesses is defined in a declaration of trust, dated as of August 25, 2003, executed by Exelon, as sponsor, and certain of the trustees specified below. The declaration of trust for an Exelon Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable Exelon Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “Exelon Trust Agreement,” and collectively as the “Exelon Trust Agreements.” The Exelon Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The Exelon Trusts exist for the exclusive purposes of:

❒	issuing and selling their trust preferred securities and trust common securities;

❒	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from Exelon; and

❒	engaging in only those other activities necessary or incidental to these purposes.

The Exelon Trusts will have no assets other than the subordinated debt securities. The Exelon Trusts will have no revenue other than payments under the subordinated debt securities. Each Exelon Trust has a term of 30 years, but may dissolve earlier as provided in the Exelon Trust Agreements.

Exelon will, directly or indirectly, acquire all of the trust common securities of each Exelon Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing trust.

Each Exelon Trust’s business and affairs will be conducted by its trustees, as provided in the Exelon Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing Exelon Trust will be U.S. Bank Trust National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. Exelon, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, Exelon will:

❒	maintain directly or indirectly 100% ownership of the trust common securities;

❒

use its reasonable efforts to cause the issuing Exelon Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable Exelon Trust Agreement; and

❒	use its reasonable efforts to cause the issuing Exelon Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

Exelon will pay all of the issuing Exelon Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, Exelon will guarantee payments on the trust preferred securities to the extent that the issuing Exelon Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the Exelon Trust Agreements and the Delaware Statutory Trust Act.

The location of each Exelon Trust’s principal executive office is 10 South Dearborn Street, 52nd Floor, P.O. Box 805379, Chicago, Illinois 60680-5379, and the telephone number is 312-394-7700.

PECO ENERGY CAPITAL TRUST V AND PECO ENERGY CAPITAL TRUST VI

Each of PECO Energy Capital Trust V and PECO Energy Capital Trust VI is a Delaware statutory trust that was formed on May 9, 2003. Each of the PECO Trust’s businesses is defined in a declaration of trust, dated as of May 9, 2003, executed by PECO, as sponsor, and the trustees specified below. The declaration of trust for a PECO Trust will be amended and restated in its entirety as of the date trust preferred securities are initially issued by the applicable PECO Trust. Each declaration, as amended and restated, is referred to in this prospectus individually as the “PECO Trust Agreement,” and collectively as the “PECO Trust Agreements.” The PECO Trust Agreements were qualified under the Trust Indenture Act of 1939, as amended.

The PECO Trusts exist for the exclusive purposes of:

❒	issuing and selling their trust preferred securities and trust common securities;

❒	using the proceeds from the sale of the trust common securities and trust preferred securities to acquire the subordinated debt securities from PECO; and

❒	engaging in only those other activities necessary or incidental to these purposes.

The PECO Trusts will have no assets other than the subordinated debt securities. The PECO Trusts will have no revenue other than payments under the subordinated debt securities. Each PECO Trust has a term of 30 years, but may dissolve earlier as provided in the PECO Trust Agreements.

PECO will, directly or indirectly, acquire all of the trust common securities of each PECO Trust, which will have an aggregate liquidation amount equal to at least 3% of the total capital of the issuing PECO Trust.

Each PECO Trust’s business and affairs will be conducted by its trustees, as provided in the PECO Trust Agreements. At the time of the issuance of the trust preferred securities, the trustees for the issuing PECO Trust will be U.S. Bank Trust Company National Association, as the property trustee and the Delaware trustee, and three of our employees as administrative trustees. PECO, as holder of the trust common securities, or, if an event of default under the applicable trust agreement has occurred and is continuing, the holders of not less than a majority in liquidation amount of the trust preferred securities, will be entitled to appoint, remove or replace the property trustee and the Delaware trustee. In no event will the holders of the trust preferred securities have the right to vote to appoint, remove or replace the administrative trustees. Only the holder of the trust common securities will be entitled to do that.

For so long as the trust preferred securities remain outstanding, PECO will:

❒	maintain directly or indirectly 100% ownership of the trust common securities;

❒

use its reasonable efforts to cause the issuing PECO Trust to remain a statutory trust and not to voluntarily dissolve, wind-up, liquidate or be terminated, except as permitted by the applicable PECO Trust Agreement; and

❒	use its reasonable efforts to cause the issuing PECO Trust to continue to be treated as a grantor trust and not an association taxable as a corporation for United States federal income tax purposes.

PECO will pay all of the issuing PECO Trust’s fees and expenses, including those related to the offering of the trust preferred securities. In addition, PECO will guarantee payments on the trust preferred securities to the extent that the issuing PECO Trust has funds to make payments on the trust preferred securities.

The rights of the holders of the trust preferred securities are set forth in the trust agreements and the Delaware Statutory Trust Act.

The location of each PECO Trust’s principal executive office is 2301 Market Street, P.O. Box 8699, Philadelphia, PA 19101-8699, and the telephone number is (215) 841-4000.

FORWARD-LOOKING STATEMENTS

This prospectus and the documents we have filed with the SEC, which we have referenced under “Where You Can Find More Information” and “Documents Incorporated by Reference” contain forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. All statements, other than statements of historical facts, included in this prospectus that address activities, events or developments that we expect or anticipate will or may occur in the future, including such matters as our projections, future capital expenditures, business strategy, competitive strengths, goals, expansion, market and industry developments and the growth of our businesses and operations, are forward-looking statements. These statements are based on assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate under the circumstances. These statements involve a number of risks and uncertainties, many of which are beyond our control. The factors that could cause actual results to differ materially from the forward-looking statements include (a) those factors discussed in the following sections of Exelon, Generation and PECO’s 2006 Annual Report on Form 10-K: ITEM 1A. Risk Factors, ITEM 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations and ITEM 8. Financial Statements and Supplementary Data: Note 18 and Part II, Item 1A of our quarterly reports on Form 10-Q for the quarters ended March 31, 2007, June 30, 2007 and September 30, 2007; and (b) other factors discussed herein and in other filings with the SEC by Exelon, Generation and PECO, as applicable.

Consequently, all of the forward-looking statements made in this prospectus are qualified by these cautionary statements and we cannot assure you that the results or developments anticipated by us will be realized or, even if realized, will have the expected consequences to or effects on us or our business prospects, financial condition or results of operations. You should not place undue reliance on these forward-looking statements in making your investment decision. We expressly disclaim any obligation or undertaking to release publicly any updates or revisions to these forward-looking statements to reflect events or circumstances that occur or arise or are anticipated to occur or arise after the date hereof. In making an investment decision regarding the shares of common stock described in this prospectus, we are not making, and you should not infer, any representation about the likely existence of any particular future set of facts or circumstances.

USE OF PROCEEDS

Unless we indicate otherwise in the applicable prospectus supplement, we intend to use the net proceeds from the sale of the Securities for general corporate purposes, including to discharge or refund (by redemption, by purchase on the open market, by purchase in private transactions, by tender offer or otherwise) outstanding long-term debt, to invest in our operating subsidiaries, to finance capital improvements and to supplement working capital. Any proceeds of Securities issued by the Exelon Trusts will be used by the Exelon Trusts to purchase subordinated debt securities from Exelon. Any proceeds of Securities issued by the PECO Trusts will be used by the PECO Trusts to purchase subordinated debt securities from PECO. We will describe in the applicable prospectus supplement any specific allocation of the proceeds to a particular purpose that we have made at the date of that prospectus supplement. Please refer to our annual and quarterly reports incorporated by reference into this prospectus and any prospectus supplement for information concerning our outstanding long-term debt. See “Where You Can Find More Information.”

RATIO OF EARNINGS TO FIXED CHARGES AND RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

The following are Exelon’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	3.1	2.1	3.5	2.8	3.4	4.7

The following are Generation’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,						Nine Months Ended September 30, 2007
	2002	2003		2004	2005	2006
Ratio of earnings to fixed charges	3.0	N/A	(1)	4.1	5.5	6.3	9.5

(1)	For purposes of the ratio calculation, the deficiency in Generation’s earnings to achieve a 1:1 ratio of earnings to fixed charges for 2003 was approximately $480 million. Generation’s earnings for 2003 were negatively impacted by a $945 impairment charge related to the long-lived assets of Boston Generating, LLC. For purposes of calculating Generation’s ratio of earnings to fixed charges for the twelve months ended December 31, 2003, fixed charges were approximately $298 million.

The following are PECO’s consolidated ratios of earnings to fixed charges for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to fixed charges	3.0	3.2	3.4	3.8	3.3	4.1

The ratio of earnings to fixed charges represents, on a pre-tax basis, the number of times earnings cover fixed charges. Earnings consist of pre-tax net income from continuing operations after adjustment for income from equity investees and capitalized interest or allowance for funds used during construction, to which has been added fixed charges. Fixed charges consist of interest costs and amortization of debt discount and premium on all indebtedness and the interest portion of all rental expense.

Exelon and Generation had no preferred securities outstanding during the periods indicated; therefore, the ratio of earnings to combined fixed charges and preferred stock dividends is the same as the ratio of earnings to fixed charges for Exelon and Generation.

The following are PECO’s consolidated ratios of earnings to combined fixed charges and preferred stock dividends for each of the periods indicated:

	Years Ended December 31,					Nine Months Ended September 30, 2007
	2002	2003	2004	2005	2006
Ratio of earnings to combined fixed charges and preferred stock dividends	2.9	3.1	3.3	3.7	3.3	4.0

BOOK-ENTRY SYSTEM

Unless otherwise indicated in the applicable prospectus supplement, Securities will initially be issued in the form of one or more global securities, in registered form, without coupons (as applicable). The global security will be deposited with, or on behalf of, a depository, and registered in the name of that depository or a nominee of that depository. Unless otherwise indicated in the applicable prospectus supplement, the depository for any global securities will be The Depository Trust Corporation (DTC).

The global securities will be issued as fully registered securities registered in the name of Cede & Co., DTC’s partnership nominee. One fully registered global security certificate will be issued for each issue of the global securities, each in the aggregate principal amount of that issue and will be deposited with DTC. So long as the depository, or its nominee, is the registered owner of a global security, that depository or such nominee, as the case may be, will be considered the owner of that global security for all purposes under the indenture, the subordinated debt indenture or the trust agreement, as applicable, including for any notices and voting. Except as otherwise provided below, the owners of beneficial interests in a global security will not be entitled to have securities registered in their names, will not receive or be entitled to receive physical delivery of any such securities and will not be considered the registered holder thereof under the indenture, subordinated debt indenture or the trust agreement, as applicable. Accordingly, each person holding a beneficial interest in a global security must rely on the procedures of the depository and, if that person is not a direct participant, on procedures of the direct participant through which that person holds its interest, to exercise any of the rights of a registered owner of such security.

A global security may not be transferred as a whole except by DTC to another nominee of DTC or to a successor of DTC or its nominee. Beneficial interests in the global securities shall be transferred and exchanged through the facilities of DTC. Beneficial interests in the global securities may not be exchanged for securities in certificated form except in the circumstances described in the following paragraph.

We will be obligated to exchange global securities in whole for certificated securities only if:

❒

the depository notifies us that it is unwilling or unable to continue as depository for the global securities or the depository has ceased to be a clearing agency registered under applicable law and, in either case, we thereupon fail to appoint a successor depository within 90 days;

❒	we, at our option, notify the applicable trustee in writing that we elect to cause the issuance of certificated securities; or

❒	there shall have occurred and be continuing an event of default with respect to the applicable securities of any series.

In all cases, certificated securities delivered in exchange for any global security or beneficial interest therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with customary procedures).

The descriptions of operations and procedures of DTC that follow are provided solely as a matter of convenience. These operations and procedures are solely within DTC’s control and are subject to changes by DTC from time to time. We take no responsibility for these operations and procedures and urge you to contact DTC or its participants directly to discuss these matters. DTC has advised us as follows:

❒

DTC is a limited-purpose trust company organized under the New York Banking Law, a “banking organization” within the meaning of the New York Banking Law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing corporation” registered pursuant to the provisions of Section 17A of the Securities Exchange Act of 1934.

❒

DTC holds securities that its direct participants deposit with DTC. DTC also facilitates the settlement among direct participants of securities transactions, such as transfers and pledges, in deposited securities through electronic computerized book-entry changes in direct participants’ accounts, thereby eliminating the need for physical movement of securities certificates.

❒	Direct participants include securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations.

❒	DTC is owned by a number of its direct participants and by the New York Stock Exchange, Inc., the American Stock Exchange, Inc. and the National Association of Securities Dealers, Inc.

❒

Access to the DTC system is also available to others such as securities brokers and dealers, banks and trust companies that clear through or maintain a custodial relationship with a direct participant, either directly or indirectly, which are referred to as indirect participants and, together with the direct participants, the participants.

❒	The rules applicable to DTC and its participants are on file with the SEC.

Purchases of global securities under the DTC system must be made by or through direct participants, who will receive a credit for such purchases of global securities on DTC’s records. The ownership interest of each actual purchaser of each global security, or beneficial owner, is in turn to be recorded on the direct and indirect participants’ records. Beneficial owners will not receive written confirmation from DTC of their purchase, but beneficial owners are expected to receive written confirmations providing details of the transaction, as well as periodic statements of their holdings, from the direct or indirect participant through which the beneficial owner entered into the transaction. Transfers of ownership interests in the global securities are to be accomplished by entries made on the books of participants acting on behalf of beneficial owners. Beneficial owners will not receive certificates representing their ownership interests in the global securities, except in the event that use of the book-entry system for the global securities is discontinued.

To facilitate subsequent transfers, all global securities deposited by participants with DTC are registered in the name of DTC’s partnership nominee, Cede & Co. The deposit of global securities with DTC and their registration in the name of Cede & Co. effect no change in beneficial ownership. DTC has no knowledge of the actual beneficial owners of the global securities; DTC’s records reflect only the identity of the direct participants to whose accounts such global securities are credited which may or may not be the beneficial owners. The participants will remain responsible for keeping account of their holdings on behalf of their customers.

Conveyance of notices and other communications by DTC to direct participants, by direct participants to indirect participants, and by direct participants and indirect participants to beneficial owners will be governed by arrangements among them, subject to any statutory or regulatory requirements as may be in effect from time to time. If the global securities are redeemable, redemption notices shall be sent to Cede & Co. If less than all of the global securities are being redeemed, DTC’s practice is to determine by lot the amount of the interest of each direct participant in such issue to be redeemed.

Neither DTC nor Cede & Co. will consent or vote with respect to the global securities. Under its usual procedures, DTC mails an omnibus proxy to us as soon as possible after the record date. The omnibus proxy assigns Cede & Co.’s consenting or voting rights to those direct participants whose accounts the global securities are credited on the record date, identified in a listing attached to the omnibus proxy.

Payments of distributions, dividends, principal, interest, premiums and liquidation amounts, if any, on the global securities will be made to DTC in immediately available funds. DTC’s practice is to credit direct participants’ accounts on the date on which interest is payable in accordance with the respective holdings shown on DTC’s records, unless DTC has reason to believe that it will not receive payment on that date. Payments by participants to beneficial owners will be governed by standing instructions and customary practices, as is the case with securities held for the accounts of customers in bearer form or registered in “street name,” and will be the responsibility of that participant and not of DTC, the trustee for those securities, or us, subject to any statutory or regulatory requirements as may be in effect from time to time. Payment of distributions, dividends, principal, interest, premiums and liquidation amounts, if any, on any of the aforementioned securities represented by global securities to DTC is the responsibility of the appropriate trustee and us. Disbursement of those payments to direct participants shall be the responsibility of DTC, and disbursement of those payments to the beneficial owners shall be the responsibility of the participants.

DTC may discontinue providing its services as securities depositary with respect to the global securities at any time by giving us reasonable notice. Although DTC has agreed to the foregoing procedures in order to facilitate transfers of beneficial ownership interests in the global securities among participants, it is under no obligation to perform or continue to perform those procedures, and those procedures may be discontinued at any time.

The underwriters, dealers or agents of any of the securities may be direct participants of DTC.

None of the trustees, us or any agent for payment on or registration of transfer or exchange of any global security will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial interests in that global security or for maintaining, supervising or reviewing any records relating to those beneficial interests.

LEGAL MATTERS

Ballard Spahr Andrews & Ingersoll, LLP, Philadelphia, Pennsylvania, will render an opinion as to the validity of the Securities for us, and Winston & Strawn LLP, Chicago, Illinois, will render an opinion as to the validity of the securities for any underwriters, dealers, purchasers or agents. Winston & Strawn LLP provides legal services to Exelon and its subsidiaries from time to time.

EXPERTS

The financial statements and management’s assessment of the effectiveness of internal control over financial reporting (which is included in Management’s Report on Internal Control over Financial Reporting) of Exelon Corporation and the financial statements of Exelon Generation Company, LLC and PECO Energy Company incorporated in this Prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2006 have been so incorporated in reliance on the reports of PricewaterhouseCoopers LLP, an independent registered public accounting firm, given on the authority of said firm as experts in auditing and accounting.

$

PECO Energy Company

First and Refunding Mortgage Bonds,

        % Series due 2018

PROSPECTUS SUPPLEMENT

February , 2008

Joint Book-Running Managers

Goldman, Sachs & Co.

Lehman Brothers

BNY Capital Markets, Inc.

Mizuho Securities USA Inc.

RBS Greenwich Capital

The Williams Capital Group, L.P.

Toussaint Capital Partners, LLC